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                                                                    EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") is entered into as of October 10, 1996 between Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company") and A. Robert Pisano ("Executive").


      The parties agree as follows:


      1. Employment and Title. Effective as of October 10, 1996, the Company
         --------------------
employs Executive as, and Executive accepts employment to serve as, Vice Chairman, all upon the terms and conditions set forth in this Agreement including the powers and authority set forth in Paragraph 2 below.


      2.  Powers and Authority.
          --------------------

          a.  Title.  During the Term, as defined in Paragraph 6 below,
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Executive shall be Vice Chairman.  Executive shall have all the powers and duties typically exercised by chief operating officers at companies in the entertainment industry of similar size and nature as the Company and, subject to the direction of the Chief Executive Officer of the Company, shall be in charge of all aspects of the business















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activities and operations of the Company, including, but not limited to, business and legal affairs, corporate communications, strategy and development, human resources, finance and administration, the Home Entertainment, Telecommunications, Consumer Products, and Interactive divisions, all joint ventures, and all other such aspects of the business activities of the Company, except those matters related to, or executives exercising, creative decisions.


      b.  Services.  Executive's services shall be exclusive to the Company and
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its subsidiaries. Executive shall devote his best efforts and substantially his full business time (except as provided in the following sentence) to the services to be performed hereunder. Executive may serve on the boards of directors of (but in no other capacity for) other companies and non-profit organizations, may manage the investment of his personal assets, and may make new investment of his personal assets in other companies so long as such activities do not materially interfere with Executive's duties hereunder and (other than investments not to exceed 1% of the total outstanding in publicly traded securities) such companies do not directly compete with the Company.


  3.  Location.  The location of Executive's principal place of employment shall
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be in his office at the Company's headquarters, both of which shall be in the greater

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Los Angeles, California area, provided, however, that Executive shall perform such services outside of Los Angeles as are, in his and the Chairman and Chief Executive Officer of the Company's reasonable determination, reasonably required for the proper performance of his duties under this Agreement.

           4.  Reporting. Executive shall report to, and only to, the Chairman
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and Chief Executive Officer of the Company.

           5.  Availability.  Each party represents and warrants to the other
               ------------
that it has the full power and authority to enter into and perform its obligations under this Agreement and that its execution of and performance under this Agreement shall not constitute a default under or breach of the terms of any other agreement or order of any court or governmental authority to which it is a party or under which it is bound. Each party shall defend and hold harmless the other for any and all claims, demands, losses or damages (including reasonable attorneys' fees) arising from any action against any such party due to a breach of any representation and warranty contained in the Paragraph or based upon any allegations of interference with contractual obligations or the like based upon any allegations of interference with contractual obligations or the like relating to the negotiation or execution of this Agreement.

           6.  Term. Subject to the provisions for earlier termination set forth
               ----
in Paragraph 11, the term of Executive's employment hereunder shall commence on the effective date and continue through October 9, 2001 (the "Term"), provided Executive's

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employment may be terminated on the occurrence of an event described in
Paragraph 11. Neither the Company nor Executive will have any obligation to renew or extend this Agreement beyond the Term.

      7.  Compensation.
          ------------


          a.  Salary and Bonus.  In full consideration for the services to be
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rendered by Executive, and in full discharge of the Company's salary obligations, Company shall pay to Executive and Executive shall accept:

          i. an annualized base salary of $950,000 (less appropriate deductions) during each year of the Term, payable bi-weekly in arrears commencing on the first regular bi-weekly payment date; and

         ii. an annual guaranteed bonus (or such applicable prorated portion thereof in the first and last years of the Term) of $750,000 (less appropriate deductions), payable on or before January 10 following the expiration of each calendar year (or pro rata portion thereof) and payable at the end of the Term for the last year of the Term; and

        iii. an annual bonus (or such applicable pro-rated portion thereof in the first and last years of the Term) (less appropriate deductions) to be

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          determined in the sole discretion of the Chairman and Chief Executive
          Officer of the Company, payable on the first day of the second month following the completion of each fiscal year of the Term; and

               iv. participation in the P&F Acquisition Corp. and Metro-Goldwyn-Mayer Inc. 1996 Management Stock Option and Bonus Plans (the "1996 Management Incentive Plan") in the amounts designated therein.

               b.   Other Benefits.  Executive shall be entitled to such
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additional benefits as are made available to executives in comparable positions in the Company, including, without limitation, a car allowance, an executive assistant, reimbursement of reasonable travel expenses, including first class airfare, for Executive and Executive's spouse, when accompanying Executive on travel, to the extent, in Executive's reasonable judgment, her presence is required or advisable in the Company's interest in the discharge of Executive's duties, and four (4) weeks vacation per year.

               c.   Business Expenses.  During the Term, the Company shall pay
                    -----------------
or reimburse Executive promptly for all reasonable and necessary business expenses incurred by Executive in the performance of this duties under this Agreement, with the requirements of reporting and verification as may be applicable to other senior executives of the Company.

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               d.   Insurance.
                    ---------

                    i. During the Term, Executive shall be entitled to and shall be accorded all rights and benefits under any disability insurance, health and major medical insurance policy or policies, which the Company provides for its senior officers or employees generally. Nothing in this paragraph shall require the Company to retain any particular policy or plan, but some reasonable policy or plan shall be maintained.

                    ii. The Company shall purchase a term life insurance policy on Executive's life in the face amount of $5 Million, the proceeds of which shall be payable to Executive's estate or such other person or persons as Executive shall designate.

               e.   Employee Benefit Plans.  Executive shall be entitled to
                    ----------------------
participate in and/or receive all other employee benefits under any 401(k) Plan, a Savings Plan, and such other similar plan or program which the Company provides for its senior officers or employees generally, all subject to the terms and conditions of the various benefit plans.

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     8.  Compensation in the Event of Termination.
         ----------------------------------------

         a. If the Executive's employment is terminated under Paragraph 11(a), Executive or his estate shall receive the compensation provided in Paragraphs 7(a)(i) and 7(a)(ii) through such termination date and a pro rata portion of the amount set forth in Paragraph 7(a)(iii), if any, discounted to present value at the 30-day LIBOR rate in effect at the date of termination, and payable within ten (10) days of termination, and all amounts accrued under benefit plans in which Executive is a participant as of such termination date, including without limitation, the benefits provided in Paragraph 7(a)(iv) in accordance with the provisions of the 1996 Management Incentive Plan, which Plan benefits shall vest immediately.

          b. If the Executive's employment is terminated under Paragraph 11(b), Executive shall receive the amounts and benefits set forth in Paragraph 8(a), plus 50% of the compensation provided in Paragraphs 7(a)(i) and 7(a)(ii) through what would be the remainder of the Term, without regard to such termination.

          c. If the Executive's employment is terminated under Paragraph 11(c) or 11(e) below, or expires pursuant to its terms, Executive shall receive:

          i. the net present value, discounted at the 30-day LIBOR rate in effect at the date of termination, and payable within ten (10) days of

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termination, of the difference between (x) $8.5 Million, and (y) the sum of all amounts paid to the date of the termination pursuant to Paragraphs 7(a)(i) and 7(a)(ii); and

      (ii) the benefits specified in Paragraph 7(d) for what would be the remainder of the Term without regard to such termination (provided, however, that if prior to the expiration of said remainder of the Term, Executive receives any of the types of benefits specified in Paragraph 7(d) from a subsequent employer, the Company shall immediately cease to provide such types of benefits received from the subsequent employer).

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          d.  If the Employment is terminated under Paragraph 11(d), Executive shall not be entitled to receive any payment or benefits following the date of termination, except as may be accrued to the date of termination, including the pro rata portion of the guaranteed bonus pursuant to Paragraph 7(a)(ii), or vested under the 1996 Management Incentive Plan, or any other plan or policies of the Company.

     9.   Property Rights. Executive agrees that all the results and proceeds of
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his services, including any ideas, programs, formats, plans and arrangements, composed, conceived or created by him during the period of this employment, solely or in collaboration with others, whether or not same is made at the request or suggestion of the Company, or during or outside regular hours of work, shall at all times be and remain the sole and exclusively property of the Company. The Executive further agrees that he will, at the request of the Company, executive and deliver to the Company, in the form satisfactory to the Company, documents evidencing the Company's ownership to the foregoing, but notwithstanding that no such documents are executed, the Company, as Executive's employer, shall be deemed the owner thereof immediately upon creation. All memoranda, notes, records and other documents made or compiled by the Executive, or made available to him, during his employment by the Company shall remain the sole and exclusive property of the Company. Employee shall not use for himself, or others, any secret of confidential information, knowledge or data of the Company obtained by Executive as a result of his employment by the Company. Anything to this Agreement to

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the contrary notwithstanding, the provisions of this paragraph shall survive the termination, for any reason, of this Agreement.

           10.  Existing Employment Agreement. Executive and the Company agree
                -----------------------------
to terminate, as of the date of this Agreement, the current Employment Agreement date as of August 6, 1993, between Executive and the Company. In full satisfaction and settlement of all amounts due to Executive under the current Employment Agreement, Executive shall receive, upon execution of the Agreement
(i) 360 units of P&F Capital Stock, consisting of 4/9 of a share of P&F Common Stock and 5/9 of a share of P&F Series A convertible Preferred Stock; and (ii) cash of $235,343, out of which the Company shall make the required withholdings under applicable Federal, state and other tax laws, rules or regulations.

           11.  Termination.  Executive's employment shall terminate:
                -----------

                 a.  Upon the death of Executive.

                 b. At the opinion of the Company, if Executive is disabled. Disability shall mean Executive's inability to substantially perform his duties hereunder due to a medically determinable physical or mental impairment that can reasonably be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

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          c.  After thirty (30) days' written notice by the Company to Executive without "Cause".

          d. Upon written notice by the Company to Executive for "Cause" which shall be defined as set forth in Paragraph 1.1 of the 1996 Management Incentive Plan.

          e. Upon thirty (30) days' written notice by Executive to the Company for "Good Reason" which shall include:

              i. a substantial and adverse change in Executive's status or position as Vice Chairman or a key employee of the Company, or a reduction in the duties and responsibilities as contemplated by this Agreement, as set forth in Paragraph 2; or

              ii. a reduction (other than for "Cause" or as the result of a lower payment under Paragraph 7(a)(iii) by the Company in Executive's compensation as provided in Section 7 of this Agreement that is not cured within thirty (30) days of written notice thereof to the Company from Executive; or

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                       iii.  Intentionally omitted.

                       iv. the occurrence of a Designated Change of Control (as defined in Section 6(e) of the 1996 Management Incentive Plan).

                       v.    Intentionally omitted.

                 f.   At the expiration of the Term.

           12.  No Mitigation. Except as provided in Paragraph 8(c) regarding
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benefits provided by a subsequent employer, and without limiting any other provision hereof, any income and any other employment benefits received by Executive from any and all sources other than the Company before or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect the Company's obligation to make payments and afford benefits hereunder. Executive shall have no duty to seek employment. No claim, including without limitation, a claim under Paragraph 9, the Company has against Executive under this Agreement or otherwise shall be used to offset the Company's obligation hereunder.

           13.  Intentionally omitted.

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          14.  Miscellaneous.
               -------------

               a.   Arbitration.  Any controversy or claim arising out of or
                    -----------
relating to this Agreement or any breach of this Agreement shall be settled by arbitration. Any such arbitration shall be held in Los Angeles, California and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Special New Procedures for Large, Complex Issues shall apply. The arbitration proceedings shall be conducted in English. The arbitration panel shall consist of three (3) arbitrators to be selected pursuant to such Commercial Arbitration Rules. The arbitration proceedings, all documents related thereto and all testimony, written or oral, and the arbitration award shall be confidential, except with respect to any proceedings commenced to compel arbitration or to enforce the arbitration award or as otherwise required by law.

               b.   Applicable Law and Venue.  This Agreement and any disputes
                    ------------------------
or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules or conflicts of law. The State and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall be the sole fora for any action for relief arising out of or pursuant to, or to enforce or interpret, this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such fora and

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courts and each party hereto convenants not to, and waives any right to seek a transfer of venue from such jurisdiction on any grounds.

               c.   Interpretation.  The provisions of this Agreement were
                    --------------
negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

               d.   Representations of the Company.  The Company represents and
                    ------------------------------
warrants that this Agreement is validly binding and enforceable in accordance with its Terms on the Company.

               e.   No waivers.  The failure of either party to enforce any
                    ----------
provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing much provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

               f.   Notices.  Any notice to be given under the terms of this
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Agreement shall be in writing and may be delivered personally, be telecopy, telex or

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other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

               TO THE COMPANY:

                    Metro-Goldwyn-Mayer Inc.
                    2500 Broadway Street
                    Santa Monica, California 90404-3061
                    Attention: Director of Human Resources

                         WITH A COPY TO:

                              Metro-Goldwyn-Mayer Inc.
                              2500 Broadway Street
                              Santa Monica, California 90404-3061
                              Attention: Legal Department

               TO THE EXECUTIVE:

                    Mr. A. Robert Pisano
                    526 Amalfi Drive
                    Pacific Palisades, California 90272

                         WITH A COPY TO:

                              Simpson, Thacher & Bartlett
                              425 Lexington Avenue
                              New York, New York 10017-3909
                              Attention:       Thomas Lewyn, Esq.
                              Telecopier:      212/455-2502

Either party may hereafter notify the other in writing of any change in address. Any notice hereunder shall be deemed duly given when received by the person to whom it was sent.

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                 g.  Severability. The provisions of the Agreement are severable
                     ------------
and if any provision of the Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provision, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

                 h.  Successors and Assigns. The rights and obligations of the
                     ----------------------
parties under this Agreement shall inure to the benefit of and be binding upon their successors and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

                 i.  Entire Agreement. This Agreement supersedes all prior
                     ----------------
agreements and understanding between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

                 j.  Survival. The provisions of Paragraphs 8, 9, 10, 11, 12,
                     --------
and 14 of this Agreement shall survive the Term, it being understood that the foregoing shall not limit Executive's rights with respect to amounts due him and unpaid at, or after, the expiration of the Term.

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          k.  Confidential and Publicity. This Agreement shall remain
              --------------------------
confidential and the terms shall not be divulged to any person except to the extent required by law or legal process. Any press release or announcement or relating to this Agreement and the timing of any such announcement shall only be made with the agreement of Executive and the Company.

          l.  Attorneys' Fees and Costs.  If any arbitration proceeding or any
              -------------------------
action at law or in equity is commenced hereunder, the prevailing party shall receive its attorneys' fees, costs and disbursements in addition to any other relief granted. Each party may be represented by counsel of its choice even though such counsel may have represented the other party in matters related to the business of the Company, and each party agrees to execute an appropriate waiver to effectuate this clause.

          m.  Indemnification.  The Company shall indemnify Executive through
              ---------------
its Certificate of Incorporation, By-laws, indemnification agreements or otherwise to the fullest extent permitted by the Delaware General Corporation Law (including the reimbursement of defense costs as incurred), as the same exists and may hereafter be amended. Such indemnification shall apply, but not be limited to, any actions taken or omissions by Executive, including, without limitation, furnishing information, during the period from and after January 1, 1996 until the Closing Date in

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connection with the potential sale of the Company and Executive's efforts to assemble a bid group to purchase the Company.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                        METRO-GOLDWYN-MAYER INC.

                                                 By    /s/ Frank G. Mancuso
                                                       ------------------------

                                                 Its    Chairman CEO
                                                        ------------------------

                                                        /s/ A. Robert Pisano
                                                        ------------------------
                                                           A. Robert Pisano

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